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                                                                     EXHIBIT 5.1


                                 July 23, 2003


World Airways, Inc.
The HLH Building
101 World Drive
Peachtree City, Georgia 30269

          Re:       World Airways, Inc. Registration Statement on Form S-4


Ladies and Gentlemen:

          We have acted as counsel to World Airways, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to $40,545,000 in aggregate principal amount of the Company's 8% Convertible Senior Subordinated Debentures Due 2009 (the "Exchange Debentures") and the shares of common stock, par value $.001 per share ("Common Stock"), issuable upon conversion of the Exchange Debentures ("Conversion Shares"), as described in the Company's Registration Statement on Form S-4 ("Registration Statement") filed by the Company with Securities and Exchange Commission under the Securities and Exchange Act of 1933, as amended (the "Securities Act"). The Exchange Debentures will be issued pursuant to an indenture (the "Indenture") between the Company and Wachovia Bank, N.A., as trustee (the "Trustee").

          This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

          In connection with the proposed exchange offer, we have reviewed the Company's certificate of incorporation and by-laws and the corporate proceedings taken by the Company in connection with the issuance and exchange of the Exchange Debentures and the Conversion Shares. We have also reviewed the Registration Statement, and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

          In connection with the opinions expressed below, we have assumed, with your permission, and without independent inquiry, that (a) all natural persons executing documents have the legal capacity to do so, (b) all signatures on all documents that we have examined (other than those of the officers of the Company) are genuine, (c) all documents submitted to us as originals are authentic, (d) all copies reviewed by us conform to the originals, (e) the Exchange Debentures will be issued as described in the Registration Statement, (f) the Exchange Debentures will be qualified under the Trust Indenture Act of 1939, as amended, (g) the Exchange Debentures shall have been duly authorized, executed, authenticated, issued, and delivered in accordance with the terms of the Indenture, (h) a sufficient number of shares of the Common Stock shall have been authorized and reserved for issuance upon conversion of the Exchange Debentures, (i) the consideration for the issuance of shares of Common Stock upon the conversion of the Exchange Debentures shall not be less than the par value of such Common Stock, (j) there will not have occurred any change in the law affecting the validity or enforceability of the Indenture, the Exchange Debenture, or the Conversion Shares, and (k) none of the terms of the Indenture, the Exchange Debentures, or the Conversion Shares or the compliance by the Company with the terms of the Indenture, the Exchange Debentures, or the Conversion Shares will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

          As to all questions of fact material to the opinions specified herein, we have relied upon, without independent inquiry, statements of officers of the Company. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

          Based on the foregoing, and subject to the assumptions, exceptions, and qualifications set forth herein, we are of the opinion that:

          1. Upon the due authorization, execution, and delivery of the Indenture and the due issuance, authentication, and delivery of the Exchange Debentures in accordance with the terms of the Exchange Offer, the Indenture, and the Exchange Debentures will be binding obligations of the Company, subject to any limitations imposed by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          2. The Conversion Shares have been duly authorized, and upon the due authorization, execution and delivery of the Indenture and the due issuance, authentication and delivery of the Exchange Debentures in accordance with the terms of the Indenture, and the issuance thereof upon conversion of the Exchange Debentures in accordance with the terms of the Indenture, such Conversion Shares will be validly issued, fully paid, and nonassessable.

          While our Firm does not maintain an office or an active practice in the State of New York, members of our Firm are admitted to the Bar of the State of New York, and have reviewed this opinion. Subject to the foregoing, our opinion is limited to the laws of the State of New York, the Delaware General Corporation Law, and the Federal laws of the United States.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of our name as the same appears in the caption "Legal Matters". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

          In connection with the proposed Exchange Offer, our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Exchange Debentures, or the Conversion Shares.

                              Very truly yours,


                              /s/ Powell, Goldstein, Frazer & Murphy LLP
                              --------------------------------------------
                              POWELL, GOLDSTEIN, FRAZER & MURPHY LLP